Exhibit 99.1

CONTACT:
Press Inquiries	Investor Inquiries
Public Relations	Investor Relations
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3460
scott.larson@sycamorenet.com	investor.info@sycamorenet.com

SYCAMORE NETWORKS RECEIVES EXPECTED NOTICE OF

NON-COMPLIANCE FROM NASDAQ

Sycamore Receives Filing Extension from Nasdaq

CHELMSFORD, Mass., March 15, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), today announced that due to the delay in filing its Form 10-Q for the period ended January 27, 2007, it has received, as expected, a letter from the Staff of the Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). That Rule requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended. Pursuant to Marketplace Rule 4804(c), as requested in the letter, the Company will present its views in writing with respect to this deficiency to the Nasdaq Listings Qualification Panel (the “Panel”) not later than March 21, 2007 and the Company will request a similar extension of time to file its second quarter Form 10-Q for the period ended January 27, 2007 in its submission to Nasdaq.

As previously announced, the Company received letters from Nasdaq on October 18, 2006 and December 12, 2006, indicating that the Company’s common stock was subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14) due to the delay in the filing of its Form 10-K for the year ended July 31, 2006 and its Form 10-Q for the period ended October 28, 2006. Such filings were delayed due to an ongoing investigation under the direction of the Audit Committee of the Company’s Board of Directors into the granting of stock options and related accounting matters. The Company appealed the Nasdaq Staff’s determination to the Panel, which automatically stayed the delisting of the Company’s common stock pending the Panel’s review and determination. On January 25, 2007, the Panel granted the Company an exception to Nasdaq’s filing requirements, subject to specified conditions, until March 14, 2007.

On March 2, 2007, the Company requested, and on March 12, 2007 the Panel granted, an extension through April 16, 2007 and April 25, 2007, respectively, to file the Company’s Form 10-K and the first quarter Form 10-Q.

The Company is working diligently to determine the requisite accounting and tax implications and file its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q to regain compliance with Nasdaq listing requirements. There can be no assurances that the Company will be able to do so or that Nasdaq will grant the Company additional time to make necessary filings, if required.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, the Company’s inability to file timely periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission and the possible delisting of the Company’s common stock by Nasdaq. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recent Form 10-Q and Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.